Exhibit 77(Q)(1)(f)

August 17, 2012

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:

The Arbitrage Fund and The Arbitrage Event Driven Fund,

each a series of shares of The Arbitrage Funds

Commission File Number 811-09815

Dear Sirs:

We have received a copy of, and are in agreement with, the statements being made by The Arbitrage Funds pursuant to Item 304(a) of Regulation S-K in its Form N-SAR dated July 30, 2012, captioned “Change in Independent Registered Public Accounting Firm.”

We hereby consent to the filing of this letter as an exhibit to the foregoing report on an amendment to Form N-SAR.

Sincerely,

/s/Tait, Weller & Baker LLP

cc:

Mr. John S. Orrico, President

The Arbitrage Funds

41 Madison Avenue – 42nd Floor

New York, New York 10010